Exhibit 99.2

NEWFIELD EXPLORATION UPDATES PROGRESS ON PLANNED ASSET SALES
Newfield closes on sale of coal bed methane assets, sells additional Mid-Cont. assets.
Company continues to add to 2008 natural gas hedges.

FOR IMMEDIATE RELEASE

Houston - September 25, 2007 -- Newfield Exploration Company (NYSE:NFX) today provided an update regarding its producing property sales. Year-to-date, Newfield has entered into transactions to sell or has closed on sales for aggregate proceeds of more than $1.8 billion.

MID-CONTINENT:
Newfield today announced the signing of two separate purchase and sale agreements with undisclosed private companies providing for the sale of additional producing properties in the Mid-Continent. The combined proceeds from the transactions are expected to be in excess of $56 million. The transactions are expected to close in the fourth quarter of 2007. Current net daily production associated with the properties is approximately 5 MMcfe/d. The properties are primarily located in Hemphill, Wheeler and Gray Counties, Texas and Dewey and Custer Counties, Oklahoma. Combined, the sales include approximately 13,550 net acres.

On September 21, Newfield closed on the sale of its coal bed methane assets in the Cherokee Basin of northeastern Oklahoma for $128 million.

GULF COAST:
Newfield has closed, or is in the process of closing, on the sale of 25 fields in Texas for approximately $32 million. Net daily production from these fields is approximately 4.5 MMcfe.

The following table summarizes the transactions announced to date:

REGION	DESCRIPTION	PROCEEDS (in millions)	STATUS

Gulf of Mexico	GOM Shelf Assets	$1,100	Closed 8/6/07
Mid-Continent	Cherokee Basin CBM Assets	$128	Closed 9/21/07
	Other producing assets	$56	Expected close: 10/07
Onshore Texas	25 fields throughout Texas	$32	18 fields closed; remainder to close 4Q07
North Sea	Sale of entire North Sea business	$486	Expected close: 10/07

TOTAL		$1,802

In addition to the transactions above, Newfield continues to market its producing assets in Bohai Bay, China.

Newfield’s production guidance (issued July 25) accounted for these and other anticipated divestitures and remains 240 - 253 Bcfe in 2007 and 215 - 230 Bcfe in 2008.

Natural Gas Hedging Update: Taking advantage of recent moves in natural gas futures, Newfield has added additional hedges since its last update in early August. Newfield added fixed positions for April 2008 - October 2008 of 60 MMcf/d at an average of $7.76 per Mcf. Nearly 60% of the Company’s expected production for this period is now hedged. In addition, Newfield began to hedge gas volumes for the winter of 2008-09. Newfield recently added costless collars for November 2008 - March 2009 of 50 MMcf/d with a floor of $8.00 per Mcf and a ceiling of $10.18 per Mcf. Approximately 10% of the Company’s expected production for this period is now hedged. A complete hedging position update can be found in the @NFX publication on Newfield’s home page at http://www.newfield.com.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the deepwater of the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding the expected timing of asset sales are forward looking and are based upon assumptions that are uncertain. Consummation of each of the asset sales is subject to satisfaction of customary closing conditions.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com